EXHIBIT 99.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This joint announcement is for informational purposes only and does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the mandatory general offers or otherwise. This announcement also does not constitute a Solicitation/Recommendation Statement under the rules and regulations of the SEC. In the event that such an offer is "commenced" within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offeror will file a Tender Offer Statement on Schedule TO and transaction statement on Schedule 13E-3 (the "joint Schedule TO/13E-3") with the SEC. In addition, following any commencement of an offer, AsiaSat is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"). In the event an offer is commenced, persons that hold AsiaSat shares in the United States or American Depositary Receipts wherever located are urged to read carefully, when they may become available, any joint Schedule TO/13E-3 filed by any the Offeror and any Schedule 14D-9 filed by AsiaSat, including any other documents filed therewith and any amendments or supplements thereto because these documents will contain important information relating to the offer. Once filed, you will be able to obtain a free copy of the documents noted above and other documents filed by the Offeror or AsiaSat with the SEC at the SEC's web site at www.sec.gov, as well as on AsiaSat's website at www.asiasat.com.

Statements in this joint announcement are forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. The Reform Act provides a "safe harbour" for certain forward-looking statements so long as this information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate", "plan", "project", "anticipate", "expect", "intend", "outlook", and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are more specifically set forth in AsiaSat's Annual Report on Form 20-F for the year ended 31 December 2005 on file with the SEC. These risks and uncertainties include but are not limited to (1) risks associated with technology, including delayed launches, launch failures and in-orbit failures, (2) regulatory risks, and (3) litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, AsiaSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond AsiaSat's control.

To the extent permissible under applicable law or regulation, and in accordance with normal market practice in Hong Kong, the Offeror, its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, AsiaSat shares or any securities that are immediately convertible into, exchangeable for, or exercisable for, AsiaSat shares, other than pursuant to an offer, before, during or after the period in which an offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by law or regulation in Hong Kong and other relevant jurisdictions. This information will be disclosed in the United States through amendments to the Schedule 13E-3 on file with the SEC, and available for free at the SEC's website at www.sec.gov, to the extent that such information is made public in Hong Kong pursuant to the Takeovers Code or the Listing Rules. The Offeror and its respective affiliates and agents will rely on, and comply with the other conditions of, the class exemptive relief from Rule 14e-5 under the Exchange Act granted by the SEC on 2 March 2007.

To the extent the offers referred to in this announcement are being made into the United States, they are being made directly by the Offeror. References in this announcement to offers being made by Morgan Stanley on behalf of the Offeror should be construed accordingly.

ASIACO ACQUISITION LTD. (Incorporated in the British Virgin Islands with limited liability with registered number 1373477)	ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED (Incorporated in Bermuda with limited liability) (Stock code: 1135)

JOINT ANNOUNCEMENT

MANDATORY GENERAL OFFERS FOR

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

BY MORGAN STANLEY DEAN WITTER ASIA LIMITED ON BEHALF OF

ASIACO ACQUISITION LTD.

DELAY IN THE DESPATCH OF THE

MANDATORY GENERAL OFFERS DOCUMENTATION

Financial Adviser to AsiaCo Acquisition Ltd.

Independent Financial Adviser to the Independent Board Committee of

Asia Satellite Telecommunications Holdings Limited

CLSA Equity Capital Markets Limited

DELAY IN THE DESPATCH OF MANDATORY GENERAL OFFERS DOCUMENTATION

The despatch of the formal documentation in respect of the Mandatory General Offers has been delayed. The Offeror and the Company will apply to the Executive for a further extension of time for the despatch of the formal documentation in respect of the Mandatory General Offers to on or before Friday, 25 May 2007.

AsiaSat Shareholders, ADS Holders, Optionholders and/or potential investors in AsiaSat are advised to exercise caution when dealing in AsiaSat Shares, ADSs and/or Options.

Reference is made to the joint delay in despatch announcement made by the Offeror and the Company dated 27 April 2007 in respect of the formal documentation in respect of the Mandatory General Offers. Terms defined in the 27 April 2007 announcement shall have the same meanings in this announcement unless otherwise indicated.

DELAY IN THE DESPATCH OF THE MANDATORY GENERAL OFFERS DOCUMENTATION

Pursuant to the extension granted by the Executive under Rule 8.2 of the Takeovers Code, the formal documentation in respect of the Mandatory General Offers should be sent to AsiaSat Shareholders, ADS Holders and Optionholders on or before 16 May 2007. The despatch of the formal documentation in respect of the Mandatory General Offers has been delayed, however, due to additional time required to finalise the documentation to ensure the documentation fully complies with applicable Hong Kong and US regulations. The Offeror and the Company will apply to the Executive for a further extension of time for the despatch of the formal documentation in respect of the Mandatory General Offers to on or before Friday, 25 May 2007.

AsiaSat Shareholders, ADS Holders, Optionholders and/or potential investors in AsiaSat are advised to exercise caution when dealing in AsiaSat Shares, ADSs and/or Options.

The Offeror and AsiaSat hereby remind their respective associates of the dealing restrictions under the Takeovers Code and to disclose their permitted dealings, if any, in any securities of AsiaSat.

By order of the board of directors	By order of the Board
ASIACO ACQUISITION LTD.	ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED
Mi Zeng Xin and Ronald J. Herman, Jr.	Peter Jackson
Directors	Chief Executive Officer

Hong Kong, 15 May 2007

As at the date of this announcement, the board of directors of the Offeror comprises Mi Zeng Xin, Ronald J. Herman, Jr., Ju Wei Min, Ko Fai Wong, Nancy Ku and Mark Chen.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the AsiaSat Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the AsiaSat Group) have been arrived at after due and careful consideration and there are no facts (other than those relating to the AsiaSat Group) not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the AsiaSat Board comprises Peter Jackson and William Wade as executive directors, Mi Zeng Xin, Ding Yu Cheng, Ronald J. Herman, Jr., John F. Connelly, Mark Chen, Nancy Ku, Ju Wei Min and Ko Fai Wong as non-executive directors, and Chen Kwan Yiu Edward, Sze Tsai To Robert and James Watkins as independent non-executive directors.

The directors of AsiaSat jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (in relation to the information relating to the AsiaSat Group only) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (in relation to the information relating to the AsiaSat Group only) have been arrived at after due and careful consideration and there are no facts (in relation to the information relating to the AsiaSat Group only) not contained in this announcement, the omission of which would make any statements in this announcement misleading.

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